Exhibit (10)A

TARGET CORPORATION

EXECUTIVE EXCESS LONG TERM DISABILITY PLAN

As restated effective

January 1, 2010

TARGET CORPORATION

EXECUTIVE EXCESS LONG TERM DISABILITY PLAN

ARTICLE I

GENERAL

Sec. 1.1  Name of Plan. The name of the benefit plan set forth herein is “Target Corporation Executive Excess Long Term Disability Plan (the “Plan”).

Sec. 1.2  Purpose. The Plan has been established by the Target Corporation (the “Company”) to provide long term disability income that the Target Corporation Long Term Disability Plan, the Mervyn’s Disability Plus Plan, the AMC Long Term Disability Plan and/or the RTC Long Term Disability Plan, as in effect from time to time, (the “TGT LTD Plans”), cannot provide to certain Participants in such plan(s) because of the limitations imposed by the Internal Revenue Code of 1986, as amended, (“Code”) relative to compensation above a certain maximum in connection with computing long term disability benefits under qualified plans. This Plan will apply to all compensation in excess of the amount included in the TGT LTD Plans up to a cap of one million dollars. This cap may be changed by action of the Plan Administrative Committee for the Non-Qualified Plans (“PAC”) at any time. The Plan is intended to be a “top hat plan” as defined in Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended from time to time, (“ERISA”) and shall be interpreted and administered accordingly.

Sec. 1.3  Qualified Plans. The TGT LTD Plans are sometimes referred to herein as the “Qualified Plans”.

Sec. 1.4  Participation. An employee of the Company or a subsidiary of the Company who is a member of a select group of management and a highly compensated employee of the

Company, or a subsidiary of the Company, becomes and remains a Participant in this Plan only if he is a Participant in one of the TGT LTD Plans and has compensation in excess of the Code limits for qualified earnings under a qualified long term disability plan.

Sec. 1.5  Miscellaneous. The terms in this Plan shall have the same meaning as those used in the Qualified Plans unless the context clearly indicates the contrary.

ARTICLE II

EXCESS LONG TERM BENEFITS

Sec. 2.1  Amount of Excess Long Term Disability. Each Participant in this Plan shall be entitled to excess long term disability payments in the amount of 60% of the Participant’s Compensation in excess of the maximum amount of compensation eligible for the TGT LTD Plans, provided, however, that each Participant’s Compensation shall be capped at $1 million for this purpose.  Compensation, for purposes of this Plan, means the Participant’s base salary, plus the average of the latest three years’ bonuses, as determined at the time the disability event occurred.

Sec. 2.2  Payments of Excess Long Term Disability. Payments of excess long term disability benefits shall be made in accordance with procedures established by the PAC or its designee.

ARTICLE III

MISCELLANEOUS

Sec. 3.1  Unfunded. This Plan shall be unfunded. No person entitled to a benefit under this Plan shall, by virtue of this Plan, have any interest in any specific asset or assets of the Company.  Such persons have only an unsecured contract right to receive payments in accordance with this Plan.

Sec. 3.2  Benefits May Not Be Assigned or Alienated. Except as required by law, the interests of persons entitled to benefits under this Plan may not in any manner whatsoever be assigned or alienated, whether voluntarily or involuntarily, or directly or indirectly.

Sec. 3.3  Not Employment Agreement. This Plan is not an employment agreement and does not assure the continued employment of any employee or Participant for any time or period.

Sec. 3.4  Administration. The PAC or its designee shall control and manage the operations and administration of this Plan and make all decisions and determinations incident thereto.

Sec. 3.5  Claims Procedure. If you believe that the Company’s determination is incorrect in any way, you must file a written claim with the PAC. The PAC ordinarily will respond to the claim within 90 days of the date on which it is received. However, if special circumstances require an extension of the period of time for processing a claim, the 90 day period can be extended for an additional 90 days by giving you written notice of the extension and the reason that the extension is necessary. In no event will the PAC determine a Participant to be eligible under this Plan if they are not eligible and participating under the TGT LTD Plans.

If the claim for a benefit is approved, you will receive written notice of the amount of your benefit and the date on which payments will begin. If your claim is denied in whole or in part, you will be told in writing the specific reasons for the decision and will receive an explanation of the procedures for reviewing the decision.

If you do not agree with the decision, you can request that the PAC reconsider its decision by filing a written request for review within 60 days after receiving notice that the claim has been denied. You or your representative can also present written statements which explain why you believe that the benefit claimed should be paid and may review all pertinent plan documents.

Generally, the decision will be reviewed within 60 days after the PAC receives a request for reconsideration. However, if special circumstances require a delay, the review may take up to 120 days. (If a decision cannot be made within the 60-day period, you will be notified of this fact in writing.) You will receive a written notice of the decision which will explain the reasons for the decision by making specific reference to the Plan provisions on which the decision is based.

ARTICLE IV

AMENDMENT, TERMINATION AND APPLICABLE LAW

Sec. 4.1  Amendment and Termination. This Plan may be amended or terminated at any time by action of the Board of Directors of the Company, the PAC or the Chief Executive Officer of the Company.

Sec. 4.2  Applicable Law. The provisions of this Plan shall be construed and enforced according to the laws of the State of Minnesota to the extent that such laws are not preempted by the laws of the United States of America. All controversies, disputes, and claims arising hereunder shall be submitted to the United States District Court for the District of Minnesota.